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                                                                 EXHIBIT (C)(14)

                                  GRUMMANWORLD
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SPECIAL EDITION                                                   MARCH 29, 1994
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                           A LETTER FROM THE CHAIRMAN

Fellow Grummanites:

     It seems that just when we most need to communicate, we are least able to do so. With competing tender offers for Grumman shares, we are in a complicated situation with no easy answers. Our direct communication with our shareholders right now is quite limited -- and most Grumman employees are also shareholders, which makes matters worse. Many Grumman people are upset and angry that no one is talking to them. They resent reading about their company in the newspapers instead of hearing it first at work.

     If you've been following accounts in the media, you won't see much that is attributed to a Grumman source; the legal ramifications of a misstatement are considerable. For the most part, comment is made by the two companies competing to acquire us, or by investment companies or other interested parties. When we do have something to say, we have a legal obligation to make a public announcement and to make sure that information is distributed to all outlets at the same time. This is done through press releases and filings with the Securities and Exchange Commission. We are simply forbidden to single out one group of shareholders -- our employees -- for special communication.

     The uncertainty and the silence have been stressful for Grumman people. We still have products to build and services to perform for our customers, and the ongoing situation is disruptive to people's lives and to the work environment. For this reason, we asked Martin Marietta and Northrop to submit their best and final offers by Thursday, March 31. We hope to announce the winning bid by 9 a.m. on Monday morning, April 4.

     We appreciate your hard work, your patience and understanding during this very difficult time.

                                          Sincerely,

                                          Renso L. Caporali
                                          Chairman

Published by Grumman Public Affairs Department, Kathleen Housley, editor, (516)
                                    575-9643